Exhibit 99.2

Contact:	Scott Meyerhoff Private Business, Inc. 678-728-4464

PBiz AND CAPTIVA SOLUTIONS COMPLETE MERGER
Lynn Boggs Appointed Chief Executive Officer

NASHVILLE, Tennessee (December 9, 2005) -- Private Business, Inc. (NASDAQ:PBIZ), (“PBiz”) and Captiva Solutions, LLC of Atlanta, Georgia (“Captiva”) today announced that they have completed their merger.  The strategic merger combines the financial technology products and services of PBiz with Captiva’s financial institution core, item processing and related information products and outsourcing services to better serve community financial institutions.

          In connection with the closing of the transaction, Mr. Lynn Boggs, the former CEO of Captiva, has been appointed as the Chief Executive Officer and a board Member of PBiz, and Henry Baroco, the former CEO and Board Member of PBiz, has been appointed as the President and Chief Operating Officer of PBiz.

The transaction was approved by the shareholders of PBiz at a special shareholders meeting held on December 7, 2005, with approval from over 98% of the votes cast on each proposal considered at the meeting.  The cash portion of the merger consideration was paid from a loan of $10,000,000 from Lightyear PBI Holdings, LLC, an affiliate of The Lightyear Fund, L.P., whose shares of PBiz Series A preferred stock give it the right to vote approximately 52% of the votes entitled to be voted by the holders of PBiz capital stock.  The issuance of equity in connection with the Lightyear loan was approved by the PBiz shareholders at the special shareholders meeting.  The terms of the Lightyear financing previously described in the proxy statement were further negotiated and approved by a committee of the independent members of the PBiz board of directors, resulting in improved terms for the initial interest rate, the number of warrants to be issued, and PBiz’s ability to terminate a portion of the warrants in connection with repaying the loan.

          In connection with the Lightyear loan, PBiz entered into an amendment of its credit facility with Bank of America whereby Bank of America consented to the Lightyear loan and reduced the Company’s Bank of America credit facility from $7.1 million to $5 million and converted the entire facility to a revolving line of credit.   The credit facility expires in ninety days, but can be extended for three 30-day periods at the option of the bank.  PBiz is currently negotiating a replacement facility.

          Mr. Boggs stated, “We are excited to complete this transaction, and we are looking forward to working as a combined company to generate growth from our current operations and future strategic acquisitions. Our plan is to offer a full product suite to community financial institutions, which will include our current core processing service, lending products, and marketing services.  Our products assist financial institutions in remaining competitive, serving their customers better, decreasing costs and improving profitability.”

          In connection with the transactions described, PBiz will file a current report on Form 8-k containing additional details in the near future. Investors and security holders may obtain a free copy of the documents filed by PBiz with the SEC at the SEC’s web site at http://www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by PBIZ by going to PBiz’s Investor Relations page on its corporate website at http://www.pbizinc.com.

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PBIZ and Captiva Solutions Complete Merger

December 9, 2005

About PBiz

          Private Business, Inc. (PBiz) is a leading supplier of financial technology to community financial institutions and middle-market businesses.  The Company is headquartered in Brentwood, Tennessee, and its common stock trades on The Nasdaq Stock Market under the symbol PBIZ.

          Certain statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the company is unable to predict or control, that may cause the company’s actual results or performance to materially differ from any future results or performance expressed or implied by such forward-looking statements.  These statements involve risks and uncertainties, including, without limitation, risks and uncertainties associated with the company’s ability to replace its senior credit facility, to achieve its growth plans and to identify or complete acquisitions.  These risks and uncertainties are in addition to other factors detailed from time to time in the company’s filings with the Securities and Exchange Commission.  The company cautions investors that any forward-looking statements made by the company are not necessarily indicative of future performance.  The company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

Additional information on this Company can be found on the World Wide Web
http://www.pbizinc.com

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